JOINT FILER INFORMATION

Names:	Limited Direct Associates, L.P. Limited Direct, Inc.

Address of each Joint Filer:	Three Limited Parkway Columbus, Ohio

Issuer and Ticker Symbol:	United Retail Group, Inc. (URGI)

Date of Events Requiring Statement:	August 27, 2004

Signatures:	Limited Direct Associates, L.P

	By:	/s/ Samuel P. Fried

		Name:	Samuel P. Fried
		Title:	Vice President

Limited Direct, Inc.

	By:	/s/ Samuel P. Fried

		Name:	Samuel P. Fried
		Title:	Vice President